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                                                                    EXHIBIT 99.1

PINNACLE AIRLINES (NASDAQ: PNCL), MEMPHIS, TENN. JUNE 25, 2004

In celebration of the delivery of its 100th Canadair Regional Jet, Pinnacle Airlines Corp. President & CEO, Philip Trenary will open the NASDAQ Stock Exchange on June 28, 2004 at NASDAQ's Market Site on Times Square in New York City. Chief Financial Officer Curtis Sawyer and Pinnacle's Senior Officers will join Mr. Trenary. Pinnacle Airlines Corp. operates as a Northwest Airlink carrier and is headquartered in Memphis, Tenn.

"This is an extraordinary time in Pinnacle's history", said Trenary. "Our airline is growing at remarkable rates, yet continues to operate at or near the top of the industry in reliability and low cost. Importantly, our growing CRJ fleet provides Northwest Airlines with market development opportunities and route flexibility. Further, this milestone is in recognition of our People. Their efforts result in a Customer focused, cost-efficient airline, meeting our core objective of being `Simply the Best'".

Between January 1, 2004 and May 31, 2004 Pinnacle Airlines transported 2,250,993 Customers, an increase of 45.6% over the same period in 2003. Available Seat Miles, or one seat flown one mile, have increased 58.5% during the same period.

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs 2,400 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

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